EXHIBIT 10.12

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made and entered into by and between USANA Health Sciences, Inc., a Utah corporation (“Borrower”) and Bank of America, N.A., a national banking association (“Bank”).

Recitals

A.    Borrower and Bank are parties to that certain Credit Agreement dated March 26, 2001, as amended by that certain letter agreement dated January 25, 2002, by that certain First Amendment to Credit Agreement dated as of April 17, 2002, by that certain letter agreement dated May 8, 2002, by that certain letter agreement dated July 23, 2002 and by that certain Second Amendment to Credit Agreement dated as of August 21, 2002 (as amended or otherwise modified, the “Credit Agreement”) pursuant to which, among other things, Bank made available a revolving line of credit in the amount of $12,500,000 and a term loan to Borrower in the amount of $10,000,000.

B.    Borrower has requested that Bank amend the Credit Agreement to permit Borrower to purchase, retire, or redeem its capital stock in an additional aggregate amount of $5,000,000, which Bank has agreed to do on the terms and conditions herein contained.

NOW THEREFORE, in consideration of the foregoing, Borrower and Bank agree as follows:

Agreement

1.     DEFINED TERMS.  Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement.

2.     AMENDMENTS TO CREDIT AGREEMENT.  Section 9.6 and Section 9.7 of the Loan Agreement are amended and restated to read as follows:

9.6      Capital Structure.  Purchase, retire, or redeem any of its capital stock or otherwise effect any change in Borrower’s capital structure, except that:

(a)   at any time during the period commencing May 8, 2002 and ending December 31, 2003, Borrower may purchase, retire, or redeem its capital stock in an aggregate amount not to exceed (i) $12,000,000 minus (ii) the cumulative amount of cash dividends paid by Borrower on its capital stock during such period; and

(b)   at any time after December 31, 2003, Borrower may purchase, retire, or redeem its capital stock in an aggregate amount not to exceed the sum of (i) 25% of the cumulative net income of Borrower for all fiscal quarters ended after December 31, 2003 minus (ii) the cumulative amount of cash dividends paid by Borrower on its capital stock after December 31, 2003.

9.7      Dividends.  Declare or pay any dividend on any class of Borrower’s capital stock, except that:

(a)   Borrower may declare or pay dividends payable in the form of its capital stock;

(b)   at any time during the period commencing May 8, 2002 and ending December 31, 2003, Borrower may declare and pay dividends in an aggregate amount not to exceed (i) $12,000,000 minus (ii) the cumulative amount of its capital stock that Borrower purchased, retired, or redeemed during such period; and

(c)   at any time after December 31, 2003, Borrower may purchase, retire, or redeem its capital stock in an aggregate amount not to exceed the sum of (i) 25% of the cumulative net income of Borrower for all fiscal quarters ended after December 31, 2003 minus (ii) the cumulative amount of cash dividends paid by Borrower on its capital stock after December 31, 2003.

3.     CONDITIONS TO EFFECTIVENESS.  Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until each of the following conditions is fully and simultaneously satisfied:

(a)           Delivery of Amendment.  Borrower and Lender shall have executed and delivered counterparts of this Amendment to each other;

(b)           Corporate Authority.  Lender shall have received such evidence of corporate authority and action as Lender shall request demonstrating that the execution, delivery and performance of this Amendment has been duly authorized by Borrower;

(c)           Amendment Fee.  Lender shall have received payment of an amendment fee in the amount of $15,000, which fee shall be deemed fully earned when due and non-refundable when paid;

(d)           Representations True; No Default.  The representations of Borrower as set forth in Article 7 of the Credit Agreement shall be true on and as of the date of this Amendment with the same force and effect as if made on and as of this date.  No Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of this Amendment; and

(e)           Other Documents.  Lender shall have received such other documents, instruments, and undertakings as Lender may reasonably request.

4.     REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Lender that each of the representations and warranties set forth in Article 7 of the Credit Agreement is true and correct in each case as if made on and as of the date of this Amendment and Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

5.     NO FURTHER AMENDMENT.  Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder.

6.     RESERVATION OF RIGHTS.  Borrower acknowledges and agrees that the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

7.     MISCELLANEOUS.

(a)           This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.  Without limiting the generality of the foregoing, with respect to Section 9.6 of the Credit Agreement, this Amendment incorporates and supercedes the terms of that certain letter agreement dated May 8, 2002 made by Bank to Borrower, that certain First Amendment to Credit Agreement dated as of April 17, 2002 by and between Bank to Borrower, that certain letter agreement dated July 23, 2002 made by Bank to Borrower and that certain Second Amendment to Credit Agreement dated as of August 21, 2002 by and between Bank to Borrower.

(b)           This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement.

(c)           This Amendment and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Washington.

EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

Dated as of December 27, 2002.

Borrower:	Bank:

USANA HEALTH SCIENCES, INC.	BANK OF AMERICA, N.A.

/s/ Gilbert A. Fuller	/s/ Mark N. Crawford
Gilbert A. Fuller	Mark N. Crawford
Senior Vice President and Chief Financial Officer	Senior Vice President